Exhibit 99.2

BLACKBAUD, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Twelve Months Ended
	December 31,
	2004	2003
GAAP revenue	$138,745	$118,093

GAAP gross margin	$98,206	$78,719
Pro forma adjustments:
Amortization of deferred stock compensation	(631)	3,847

Pro forma gross profit	$97,575	$82,566

Pro forma gross margin	70%	70%

GAAP income from operations	$19,157	$5,696
Pro forma adjustments:
Amortization of deferred stock compensation	18,379	27,538
Costs of initial public offering	2,455	—
Amortization of intangibles from business combinations	32	848

Total pro forma adjustments	20,866	28,386

Pro forma income from operations	$40,023	$34,082

Pro forma operating margin	29%	29%

GAAP net income (loss)	$12,641	$(478)
Pro forma adjustments:
Total pro forma adjustments affecting income from operations	20,866	28,386
Tax impact related to pro forma adjustments	(8,840)	(8,000)

Pro forma net income	$24,667	$19,908

GAAP shares used in computing diluted income (loss) per share	46,541	42,396
Pro forma adjustments:
Incremental shares related to stock options	(508)	2,548

Shares used in computing pro forma earnings per diluted share	46,033	44,944

Pro forma earnings per diluted share	$0.54	$0.44